Exhibit 10.3

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

February 15, 2013

Mr. Todd Abbott

By electronic delivery

Dear Todd:

In recognition of your contributions to the Company and to give you piece of mind during this time of consolidation in our industry, this letter amends the terms of your employment letter, dated May 1, 2011 (the “Agreement”), to provide you with additional terms relating to your eligibility for severance.

If the Company terminates your employment without Cause or you terminate your employment with Good Reason and, in either case, such termination occurs within 12 months after an Acquisition, Sections 8(a)(i), 8(a)(ii) and 8(a)(iii) of the Agreement shall be replaced with the following Sections 8(a)(i), 8(a)(ii) and 8(a)(iii) and the Company will provide you with the following severance and post-termination benefits:

(i)  The Company will continue to pay your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of eighteen (18) months following the Date of Termination;

(ii)  The Company will pay you a single lump sum equal to your then-current annual Target Bonus at 150% of target, less applicable state and federal withholdings, in accordance with Section 8(c) below; and

(iii)  The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage.

Additionally, the parties hereto agree to clarify that: (i) all references to the defined term “Options” in Sections 3(e)(i)(A) and 8(a)(v) of the Agreement shall be replaced with the term “options”, such that all unvested options granted to you will be entitled to accelerated vesting pursuant  to the terms set forth in Sections 3(e)(i)(A) and 8(a)(v), as opposed to applying solely to specific awards described in the Agreement; (ii) all references to the defined term “Restricted Shares” in Sections 3(e)(i)(C), 8(a)(vi) and 8(b)(ii) of the Agreement shall be replaced with the phrase “restricted shares”, such that all unvested restricted shares granted to you will be entitled to accelerated vesting pursuant to the terms set forth in Sections 3(e)(i)(C), 8(a)(vi) and 8(b)(ii) of the Agreement, as opposed to applying solely to the specific awards described in the Agreement; (iii) all references to the defined term “Performance Shares” in Sections 3(e)(i)(B) and 8(b) of the Agreement shall be replaced with the term “performance shares”, such that all unvested performance shares granted to you will have accelerated vesting pursuant to the terms set forth in Sections 3(e)(i)(B) and 8(b) of the Agreement, as opposed to applying solely to the specific awards described in the Agreement; and (iv) all references to the defined term “Performance Period” in Sections 3(e)(i)(B), 3(e)(i)(C), and 8(b) of the Agreement shall be replaced with the term “performance period”, such that the performance period relates to various applicable time intervals as determined by the Compensation Committee of the Board of Directors of the Company, as opposed one specific time period described in the Agreement.

This letter agreement will be considered effective the date of your acceptance of the terms hereof.  Except as modified by the terms of this letter, the terms of the Agreement will remain in full force and effect, including, without limitation, Section 8(c).  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

ACCEPTED:

/s/ Todd Abbott	2/15/2013
Todd Abbott	Date